Registration No. 333-135041

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERINST INSURANCE GROUP, LTD.

(Exact name of Registrant as specified in its charter)

BERMUDA

(State or other jurisdiction of incorporation or organization)

98-0207447

(IRS Employer Identification No.)

c/o USA Risk Group (Bermuda) Ltd.

Windsor Place, 18 Queen Street, 2nd Floor

P.O. Box HM 1601, Hamilton, Bermuda, HMGX

(441) 296-3973

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stuart H. Grayston, President

AmerInst Insurance Group, Ltd.

c/o USA Risk Group (Bermuda) Ltd.

Windsor Place, 18 Queen Street, 2nd Floor

P.O. Box HM 1601, Hamilton, Bermuda, HMGX

(441) 296-3973

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. Craig Walker, Esq.

Bell, Boyd & Lloyd LLC

70 W. Madison St., Suite 3100

Chicago, IL 60602-4207

(312) 807-4321

Approximate date of commencement of proposed sale to the public: as soon as practicable following the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Amending Part II, Items 15 and 16 and filing Exhibits 5.1, 99.1, 99.2, 99.3, 99.4 and 99.5.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

AmerInst Insurance Group, Ltd. is a Bermuda company. Section 98 of the Companies Act 1981 of Bermuda, as amended, provides that a company may in its bye-laws or in any contract or arrangement between the company and any officer or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof. Section 98 (2) further provides that any such arrangements which purport to exempt or indemnify such officer or person from liability which by virtue of any rule of law would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void.

Bye-law 30 of AmerInst Insurance Group, Ltd.’s bye-laws contain extensive indemnification provisions which provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including all appeals, by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Director or Officer, or is or was serving at the request of the Company as a director or officer of another company, corporation, partnership, joint venture, trust, or other enterprise, against expenses (including, without limitation, reasonable professional fees, expert witness fees, and attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company.

The Bye-laws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including all appeals, by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Director or Officer, or is or was serving at the request of the Company as a director or officer of another company, corporation, partnership, joint venture, trust, or other enterprise, against judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, but only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

Bye-law 30(4) makes it clear that the indemnification provisions under Bye-law 30 shall not extend to any matter in respect of any fraud or dishonesty which may attach to the persons otherwise indemnified.

Bye-law 30 (6) provides that any indemnification under Bye-law 30, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Director or Officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Bye-law 30. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit, or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, a quorum of disinterested Directors so directs, by an independent legal counsel in a written opinion, or (iii) by the Members.

Expenses (including attorneys’ fees) actually and reasonably incurred by any person in defending any civil, criminal, administrative, or investigative action, suit, or proceeding, shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company as authorized in the Bye-Laws or otherwise pursuant to applicable law; provided, however, that if it is determined by either (i) a majority vote of a quorum of the Board consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, that there is a reasonable basis to believe that such person is not entitled to be indemnified by the Company as authorized in the Bye-Laws or otherwise pursuant to applicable law, then no expenses shall be advanced.

The indemnification and advancement of expenses provided in Bye-law 30 shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may now or hereafter be entitled under any statute, agreement, vote of members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

We currently maintain an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer.

ITEM 16.	EXHIBITS

See the Exhibit Index immediately following the signature page, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on July 19, 2006.

AMERINST INSURANCE GROUP, LTD.

By:	/s/ STUART H. GRAYSTON
Stuart H. Grayston
President and chief executive officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME AND SIGNATURE	TITLE	DATE

/s/ STUART H. GRAYSTON Stuart H. Grayston	President (Principal Executive Officer), Director	July 19, 2006

/s/ MURRAY NICOL Murray Nicol, CA	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	July 18, 2006

/s/ * Ronald S. Katch, CPA	Chairman of the Board	July 19, 2006

/s/ * Jerome A. Harris, CPA	Vice-Chairman, Director	July 19, 2006

/s/ * Jerrell A. Atkinson, CPA	Director	July 19, 2006

/s/ * Irvin F. Diamond, CPA	Director	July 19, 2006

/s/ * Jeffry I. Gillman, CPA	Director	July 19, 2006

/s/ * John T. Schiffman, CPA	Director	July 19, 2006

/s/ * David N. Thompson, CPA	Director	July 19, 2006

*By:	/S/ STUART H. GRAYSTON
Stuart H. Grayston Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
5.1	Opinion of counsel

23.1*	Consent of Deloitte & Touche

23.2	Consent of counsel to the company (included in Exhibit 5.1)

24.1*	Power of attorney (included in signature page)

99.1	Form of Transmittal Letter

99.2	Form of Instructions as to Use of AmerInst Subscription Rights Certificates and Oversubscription Right Exercise Forms

99.3	Form of Subscription Rights Certificate

99.4	Form of Oversubscription Right Exercise Form

99.5	Form of Letter Regarding Oversubscription Right

*	Previously filed

E-1